FREE WRITING PROSPECTUS
Dated July 15, 2018
Filed pursuant to Rule 433
(To Prospectus dated November 10, 2016)
Registration Statement No. 333-214579

GLOBAL NET LEASE, INC.

Global Net Lease, Inc. (the “Company” or "GNL") has filed a registration statement on Form S-3 (including a prospectus dated November 10, 2016) with the Securities and Exchange Commission (the “SEC”), which became automatically effective upon filing, and a prospectus supplement, for the offering to which this communication relates. The registration statement and the prospectus supplement have also been filed with the Israeli Securities Authority (the “ISA”). Before you invest, you should read the prospectus supplement, the prospectus included in the registration statement and other documents the Company has filed with the SEC and the ISA for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov, by visiting the Company’s website, www.globalnetlease.com, or by visiting the Magna website at www.magna.isa.gov.il under the Company’s name. Alternatively, the Company, or Value Base Underwriting and Securities Distribution Ltd., will arrange to send you the registration statement or the prospectus supplement if you request it by calling 972-3-6223383 or toll-free at 1-866-902-0063.

[CONVENIENCE TRANSLATION OF HEBREW ORIGINAL]

The Company is offering on a best-efforts basis in units consisting of ten shares of the Company’s Series B Preferred Stock (“Series B Preferred Stock)

The Company will hold an auction for “Classified Investors” who may submit written commitments at specified amounts and prices to participate in the public tender, which is expected to be held in July 2018.

There is no established trading market for Series B Preferred Stock. Although the Company has applied for the listing of Series B Preferred Stock on the Tel Aviv Stock Exchange Ltd. (the “TASE”), and for the listing of the Company’s common stock on the TASE, the development of a trading market in Israel cannot be assured. The Company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GNL.”

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

General Information about the Company

▪	GNL is a public REIT listed for trading on the NYSE in the US (Ticker – GNL). The last reported sales price of GNL’s common stock on the NYSE on July 13, 2018 ($20.70) reflects a market value of approximately $1.39 billion, based on approximately 67.3 million shares of common stock outstanding as of July 13, 2018.

▪	The Company specializes in purchasing properties and leasing them in long-term Double/Triple Net contracts to tenants, most of whom (78.3%) have investment-grade ratings.[1]

▪	As of March 31, 2018, the fund owned 327 properties located in the US and Europe (Britain, Germany, France, Holland, Luxembourg and Finland) valued at $3.3 billion (according to acquisition cost).

▪	As of March 31, 2018, the Company's assets are leased to 103 tenants from 41 industrial sectors, with a 99.5% occupancy and an 8.6 year average lease term remaining.[2]

▪	As of March 31, 2018, the ten most significant property tenants constitute approximately 36% of the Company's total SLR.[3]

▪	Most of the Company's assets include an automatic mechanism of increase in rent (91.5% of all leases).[4]

▪	As of March 31, 2018, the assets owned by the Company are used [5] for office space (58%), industry and distribution (33%) and retail (9%).

▪	The Company is externally managed by affiliates of AR Global Investments, LLC (“AR Global”).

▪	AR Global has sponsored or co-sponsored 15 REITs which have acquired more than $40 billion of real estate since 2007. At present, affiliates of AR Global externally advise four REITs (including the Company) with $10.6 billion in assets under management.[6] In exchange for management fees, incentive compensation and expense reimbursements,[7] affiliates of AR Global provide the Company with services related to operations, investor relations, marketing, accounting, human resources, legal, financing, due diligence, originations and investment banking.

1 Consists of 46.1% leased to investment-grade tenants and 32.2% leased to tenants with an implied investment grade, as of March 31, 2018. "Investment grade" includes both actual investment ratings of the tenant and implied investment ratings. Implied investment ratings include ratings of the tenant's parent company (regardless of whether the parent company has guaranteed the tenant's obligations under the contract) or the guarantor of the contract. Implied investment ratings are determined using Moody's proprietary analytical tool, which compares the non-rated company's risk metrics to those of a company that is actually rated.

2 Weighted average remaining lease term in years based on square feet as of March 31, 2018.

3 Calculated on the basis of annual rent on a straight line ("SLR") and converted from local currency to US dollar as of March 31, 2018, for the existing lease on the property on a straight line basis, including discounts given to the tenant, such as free rent, to the extent relevant.

4 Contractual rent increases include fixed percent or actual increases, or country CPI-indexed increases. Percentage of leases with rent increases is based on square feet as of March 31, 2018.

5 Measurement is based on the definition of SLR.

6 Assets Under Management (“AUM”) is based on total assets plus accumulated depreciation and amortization as of March 31, 2018. As of March 31, 2018, American Finance Trust, Inc. had AUM of $3.6 billion, comprising of $3.2 billion in total assets plus $0.4 billion of accumulated depreciation and amortization. As of March 31, 2018, Global Net Lease, Inc. had AUM of $3.5 billion, comprising of $3.1 billion in total assets plus $0.4 billion of accumulated depreciation and amortization. As of March 31, 2018, Healthcare Trust, Inc. had AUM of $2.7 billion, comprising of $2.3 billion in total assets plus $0.4 billion of accumulated depreciation and amortization. As of March 31, 2018, American Realty Capital New York City REIT, Inc. had AUM of $0.8 billion, comprising of $0.7 billion in total assets plus $0.1 billion of accumulated depreciation and amortization.

7 Please see the Company’s proxy statement on Schedule 14A filed with the SEC on April 16, 2018 for a further description of these fees, incentive compensation and expense reimbursements.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

▪	The Company’s Board of Directors is comprised of six members, of whom four are independent under the NYSE listing rules.

▪	The largest stockholders of the Company are the Vanguard Group (15.9%) and Blackrock, Inc. (14.5%). [8]

- Financial Information -

▪	For the three months ended March 31, 2018 and the year ended December 31, 2017, total revenues (in accordance with U.S. GAAP) were approximately $68.1 million and $259.3 million, respectively.

▪	For the three months ended March 31, 2018 and the year ended December 31, 2017, NOI [9] amounted to $60.6 million and $230.4 million, respectively.

▪	For the three months ended March 31, 2018 and the year ended December 31, 2017, Adjusted EBITDA [10] amounted to $51.7 million and $197.3 million, respectively.

▪	For the three months ended March 31, 2018 and the year ended December 31, 2017, AFFO attributable to common stockholders [11] was amounted to $35.1 million and $140.7 million, respectively.

▪	As of March 31, 2018, the Company's stockholders' equity (in accordance with U.S. GAAP) was approximately $1.4 billion.

▪	As of March 31, 2018, the Company's net debt to net capitalization [12] was 46.2%.

▪	As of March 31, 2018, the weighted average interest rate [13] and weighted average lifespan of the Company’s debt was 2.8% and 3.6 years, respectively.

▪	For the three months ended March 31, 2018, the Company's interest coverage ratio (annualized) was 4.4x [14], and net debt to Adjusted EBITDA (annualized) was 7.4x. [15]

Key Data in Millions of Dollars

	2017	Q1 2018 (3 months)
Value of assets at cost [16]	3,173	3,288
NOI	230	61
Adjusted EBITDA	197	52
AFFO	141	35

8 Information regarding the beneficial ownership of shares of common stock as of April 13, 2018, in each case including shares of common stock which may be acquired by such persons within 60 days.

9 NOI is a non-GAAP financial measure, and a reconciliation of NOI to the most directly comparable U.S. GAAP measure is provided under “Non-GAAP Measures.”

10 Adjusted EDITBA is a non-GAAP financial measure, and a reconciliation of Adjusted EDITBA to the most directly U.S. comparable GAAP measure is provided under “Non-GAAP Measures.”

11 AFFO attributable to common stockholders is a non-GAAP financial measure, and a reconciliation of AFFO attributable to common stockholders to the most directly comparable U.S. GAAP measure is provided under “Non-GAAP Measures.”

12 Net capitalization as of March 31, 2018 is calculated based on total stockholder's equity of $1.4 billion plus accumulated depreciation and amortization of $0.4 billion and net debt of $1.5 billion. Net debt is comprised of the principal amount of GNL's debt less cash and cash equivalents.

13 The weighted average interest rate cost is based on the outstanding principal balance of the debt.

14 The interest coverage ratio is calculated by dividing Adjusted EBITDA by cash paid for interest (calculated based on the interest expense less non-cash portion of interest expense including amortization of mortgage (discount) premium, net and mezzanine discount for the quarter ended March 31, 2018). See “Non-GAAP Measures.”

15 Net debt is comprised of the principal amount of GNL’s debt less cash and cash equivalents.

16 According to US GAAP, the book value of the real estate is stated at amortized cost and therefore the value presented is according to the original acquisition cost (amortized cost plus accrued depreciation).

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

- Commercial Terms  -

Preliminary Term Sheet – This preliminary term sheet specifies contemplated terms of a new offering of Series B Preferred Stock of Global Net Lease, Inc. These terms are preliminary and subject to change. There is no assurance that any offering will be consummated on these terms or at all. The Company has filed a registration statement, including a preliminary prospectus supplement, related to the contemplated offering with the ISA and the SEC. The prospectus supplement will be updated with the final terms of the contemplated offering and you should review such materials, including those materials incorporated by reference therein, before making any investment decision.

TYPE OF SECURITY	SERIES B PREFERRED STOCK
LINKAGE	US Dollar
ANNUAL DIVIDEND PER SHARE	6.25%
PAYMENT DATES	ONCE A YEAR, FROM DECEMBER 1 TO JANUARY 31 OF THE FOLLOWING YEAR
LIQUIDATION PREFERENCE AMOUNT OF EACH SHARE OF SERIES B PREFERRED STOCK	NIS 100 ($27.40 AT AN EXCHANGE RATE OF NIS 3.65)
MINIMUM PRICE IN TENDER PER SHARE OF SERIES B PREFERRED STOCK	NIS 96 ($26.30 AT AN EXCHANGE RATE OF NIS 3.65)
EARLY COMMITMENT FEE	2.5%
MINIMUM PRICE LESS EARLY COMMITMENT FEE	NIS 93.60 ($25.60 AT AN EXCHANGE RATE OF NIS 3.65)

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

REDEMPTION RIGHT OF INVESTORS FOR CONSIDERATION THAT INCREASES WITH THE COMPANY'S COMMON STOCK PRICE

▪     THE INVESTOR WILL BE GIVEN A REDEMPTION RIGHT FOR CONSIDERATION THAT INCREASES IF THE VALUE OF THE COMMON STOCK INCREASES

▪     THE INVESTOR'S REDEMPTION RIGHT WILL BE EXERCISEABLE ONCE EACH QUARTER [17] AND IS SUBJECT TO THE COMMON STOCK TRADING AT A PRICE ON THE NYSE OF AT LEAST $23.40 IN 20 OUT OF 30 TRADING DAYS IN THE SAME QUARTER

▪     THE REDEMPTION WILL BE IN CASH OR IN STOCK, AT THE COMPANY'S OPTION, SUBJECT TO PRIOR NOTICE [18]

▪     IN CASE OF REDEMPTION IN STOCK – THE INVESTOR WILL RECEIVE A PREMIUM OF 9.89%[19] MORE COMMON SHARES THAN THE NUMBER OF PREFERRED SHARES REDEEMED

▪     IN CASE OF REDEMPTION IN CASH – THE INVESTOR WILL RECEIVE, FOR EACH PREFERRED SHARE, NIS EQUAL TO COMMON STOCK PRICE PLUS A PREMIUM OF 9.89%[20]

17 Right may be exercised only during six-day period from and including the 15th day to and including the 20th day of the final month of a given quarter (March, June, September or December).

18 In its notice 17 days in advance, in accordance with the TASE Bylaws.

19 This redemption premium percentage is preliminary only, based on the current exchange rate for USD and NIS, and is expected to be adjusted to reflect prevailing exchange rates at the time the terms of the Series B Preferred Stock are finalized.

20 Based on the exchange rate equal to the weighted average of the USD/NIS exchange rates of all the transactions through which the payment is converted to NIS on the third trading day prior to the payment.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

REDEMPTION RIGHT OF INVESTORS 10 YEARS AFTER THE DATE OF OFFERING

•     AT THE END OF 10 YEARS THE INVESTOR WILL ALSO HAVE THE RIGHT TO REDEEM THE PREFERRED STOCK REGARDLESS OF THE COMPANY’S COMMON STOCK PRICE

•     THE REDEMPTION WILL BE IN CASH OR IN STOCK, AT THE COMPANY'S OPTION, SUBJECT TO PRIOR NOTICE [21]

•     THE REDEMPTION PRICE FOR EACH SHARE OF PREFERRED STOCK WILL BE THE HIGHER OF:

a.     LIQUIDATION PREFERENCE OF THE PREFERRED STOCK (PLUS ACCRUED AND UNPAID DIVIDENDS THROUGH THE LAST DAY OF THE QUARTER)

i.     REDEMPTION IN STOCK – THE INVESTOR WILL RECEIVE A NUMBER OF COMMON SHARES BASED ON THE COMMON STOCK PRICE [22]

ii.    REDEMPTION IN CASH – IN NIS [23]

b.    EQUIVALENT OF 9.89% PREMIUM TO COMMON STOCK PRICE

i.             REDEMPTION IN STOCK – 9.89% MORE COMMON SHARES THAN THE NUMBER OF PREFERRED SHARES REDEEMED

ii.           REDEMPTION IN CASH – FOR EACH PREFERRED SHARE, NIS EQUAL TO THE COMMON STOCK PRICE PLUS A PREMIUM OF 9.89%[24]

21 In its notice 17 days in advance, in accordance with the TASE Bylaws.

22 Based on the average price for the last 10 trading days before the applicable notice.

23 Based on the exchange rate equal to the weighted average of the USD/NIS exchange rates of all the transactions through which the payment is converted to NIS on the third trading day prior to payment.

24 In its notice 17 days in advance, in accordance with the TASE Bylaws. Based on the exchange rate equal to the weighted average of the USD/NIS exchange rates of all the transactions through which the payment is converted to NIS on the third trading day prior to payment.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

REDEMPTION RIGHT OF THE COMPANY FROM THE FIFTH YEAR AFTER THE DATE OF THE OFFERING

•     IF THE COMPANY'S COMMON STOCK TRADES AT A PRICE ON THE NYSE OF AT LEAST $32.50,[25] THE COMPANY WILL BE ENTITLED TO REDEEM THE PREFERRED STOCK, ON A QUARTERLY BASIS

•     THE REDEMPTION WILL BE IN CASH OR IN STOCK, AT THE COMPANY'S OPTION, SUBJECT TO PRIOR NOTICE [26]

▪     THE REDEMPTION PRICE OF EACH PREFERRED SHARE SHALL BE THE HIGHER OF:

(1)   THE LIQUIDATION PREFERENCE OF THE PREFERRED STOCK (PLUS ACCRUED AND UNPAID DIVIDENDS THROUGH THE DATE OF REDEMPTION)

(2)   MARKET VALUE OF THE PREFERRED STOCK

(3)   A 9.89% PREMIUM OVER COMMON STOCK PRICE [27]

▪      REDEMPTION IN STOCK – WHICHEVER OF THE THREE PRICES IS HIGHER, THE INVESTOR WILL RECEIVE A NUMBER OF COMMON SHARES BASED ON THE COMMON STOCK PRICE. [28]

•      REDEMPTION IN CASH – THE INVESTOR WILL RECEIVE AN EQUIVALENT AMOUNT IN NIS [29]

REDEMPTION RIGHT OF THE COMPANY 10 YEARS AFTER THE DATE OF OFFERING

•      IF THE COMPANY'S COMMON STOCK PRICE IS LESS THAN $32.50,[30] THE COMPANY WILL BE ENTITLED TO REDEEM THE PREFERRED STOCK, ON A QUARTERLY BASIS

▪      THE COMPANY WILL HAVE THE OPTION TO REDEEM THE PREFERRED STOCK AFTER 10 YEARS IN CASH [31] ONLY AT A REDEMPTION PRICE OF THE HIGHER OF:

(1)  THE LIQUIDATION PREFERENCE OF THE PREFERRED STOCK (PLUS ACCRUED AND UNPAID DIVIDENDS THROUGH THE DATE OF REDEMPTION)

(2)   MARKET VALUE OF PREFERRED STOCK [32]

25 In 20 out of 30 trading days of that quarter.

26 In its notice 17 days in advance, in accordance with the TASE Bylaws.

27 Based on the average price for the last 10 trading days before the applicable notice.

28 Based on the average price for the last 10 trading days before the applicable notice.

29 Based on the exchange rate equal to the weighted average of the USD/NIS exchange rates of all the transactions through which the payment is converted to NIS on the third trading day prior to payment.

30 In 20 out of 30 trading days of that quarter.

31 In its notice 17 days in advance, in accordance with the TASE Bylaws. Payment in NIS and therefore the intake in dollars will be multiplied by the exchange rate equal to the weighted average of the USD/NIS exchange rates of all the transactions through which the payment is converted to NIS on the third trading day prior to payment.

32 Based on the average price for the last 10 trading days before the applicable notice.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

POSTPONEMENT OF DIVIDEND DISTRIBUTION

▪     DIVIDENDS ON THE PREFERRED STOCK WILL ACCUMULATE IN FAVOR OF THE HOLDERS

▪     THE COMPANY WILL BE GIVEN THREE MONTHS FROM EACH YEAR END TO PAY AND DECLARE ANY DISTRIBUTION WITHOUT PENALTY (CURE PERIOD)

▪      FAILURE TO PAY OR DECLARE THE DISTRIBUTION BEYOND THE CURE PERIOD WILL RESULT IN AN ANNUAL INCREASE OF 1%, UP TO A MAXIMUM DISTRIBUTION RATE OF 9.25% FROM JANUARY 1

▪     THE COMPANY WILL NOT BE PERMITTED TO DISTRIBUTE DIVIDENDS TO COMMON STOCKHOLDERS IF THE PREFERRED STOCK DISTRIBUTIONS ARE IN ARREARS

PRIORITY OF CLAIMS IN LIQUIDATION

•     THE LIQUIDATION PREFERENCEOF THE SERIES B PREFERRED STOCK HAS PRIORITY OVER COMMON STOCK FOLLOWING PAYMENT OF THE "INITIAL DIVIDEND"[33] ON THE COMMON STOCK

•     THE LIQUIDATION PREFERENCEOF THE SERIES B PREFERRED STOCK IS EQUAL (PARI-PASU) TO THE COMPANY’S SERIES A PREFERRED STOCK BUT UNPAID AND ACCRUED DISTRIBUTIONS ARE JUNIOR TO THE COMPANY'S SERIES A PREFERRED STOCK

•      THE LIQUIDATION PREFERENCEOF THE SERIES B PREFERRED STOCK IS SUBORDINATE TO THE COMPANY'S FINANCIAL DEBT

DIVIDEND DISTRIBUTIONS

•     DIVIDENDS ON THE SERIES B PREFERRED STOCK ARE DISTRIBUTED ONCE PER YEAR,[34] ON A PAYMENT DATE DURING THE PERIOD FROM DECEMBER 1 TO JANUARY 31 OF THE FOLLOWING YEAR

•     DIVIDENDS ON THE SERIES A PREFERRED STOCK ARE DECLARED AND PAID QUARTERLY

•     DIVIDENDS ON THE COMMON STOCK ARE DECLARED AND PAID MONTHLY

33 The “Initial Dividend” for each fiscal year is a minimum annual amount, in USD, that is announced by us prior to the end of the prior fiscal year and declared and paid as a dividend in the year to which it relates; provided, that the Initial Dividend for the 2018 fiscal year will be announced by the Company after consummation of the offering and declared and paid in 2018. The initial dividend for each fiscal year (excluding 2018) may be zero in certain situations, such as if any amount of the Series B distribution is in arrears and such amount has not been declared as of the last day of the previous year.

34 After payment of the "initial dividend" to holders of common stock, which is senior to the Series B Preferred Stock to that extent, but before additional distributions to common stockholders. Distributions of Series B Preferred Stock are also junior to dividends to Series A Preferred Stock.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

ADDITIONAL FEATURES	• LIMITED VOTING RIGHTS • NO RIGHT TO PARTICIPATE IN REGULAR SHAREHOLDER MEETINGS
STOCK EXCHANGE LISTING	▪ THE PREFERRED STOCK IS EXPECTED TO BE LISTED ON THE TEL AVIV STOCK EXCHANGE ▪ THE COMMON STOCK IS EXPECTED TO BE DUAL LISTED – TASE AND NYSE
MAALOT RATING (until raising NIS 900 million)[35]	▪ COMPANY RATING IL (AA-) ▪ SERIES RATING IL (A)

35 The rating reflects only the view of the agency providing the rating as of July 9, 2018, and is subject to revision and withdrawal at any time.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

- Use of Proceeds of the Offering-

▪	The Company has signed definitive agreements to acquire two net lease industrial and distribution properties, all located in the United States, for an aggregate purchase price of $146.3 million (the “Pending Acquisitions”). The Company intends to use the net proceeds from the offering to fund a portion of the purchase price for the Pending Acquisitions and other acquisitions, as well as for general corporate purposes. Pending the Company’s use of the proceeds for the Pending Acquisitions, the Company intends to invest the proceeds in a variety of short-term, investment-grade and interest-bearing instruments. The Pending Acquisitions are expected to close in stages by October 2018. The Pending Acquisitions are subject to conditions, and there can be no assurance they will be completed on their current terms, or at all. However, the offering is not conditioned upon the completion of the Pending Acquisitions. If the Pending Acquisitions are not completed, the Company has not identified a specific alternative use for the net proceeds of the offering, and, under those circumstances, management will have broad discretion in the application of the net proceeds from the offering. There can be no assurance that the Pending Acquisitions, or any alternative use of proceeds we may identify if the Pending Acquisitions are not completed, will increase the cash available to pay dividends and distributions to stockholders. If the Company is not able to increase the amount of cash it has available to pay dividends and distributions in future periods, the Company’s ability to pay distributions on the Series B Preferred Stock, while complying with the restriction on the Company’s ability to pay distributions in its existing credit facility, may be adversely affected.

▪	After the closing of the Pending Acquisitions, the Company's asset portfolio is expected to contain 336 properties. The percentage of investment-grade rated [36] tenants is expected to rise to 79.7%, and the size of the portfolio (based on purchase price) is expected to be $3.5 billion. The average lease term remaining is expected to increase to 8.8 years.

For more information, please contact one of the following representatives:
Value Base Underwriting – Peleg Pe'er / Moran Nahshoni / Alon Ofer	03-6223381

36 See footnote 1 above for definition of “Investment Grade Rating.”

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

Forward Looking Statements

The statements in this document include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “strives,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Actual results may differ materially from those contemplated by such forward-looking statements, including as a result of those factors set forth in the Risk Factors section of the Company’s most recent annual report on Form 10-K, filed with the SEC on February 28, 2018, and quarterly report on Form 10-Q, filed with the SEC on May 8, 2018. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

The following are some of the risks and uncertainties, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements.

•	All of our executive officers are also officers, managers, employees or holders of a direct or indirect controlling interest in Global Net Lease Advisors, LLC (the "Advisor") and other entities affiliated with AR Global. As a result, our executive officers, the Advisor and its affiliates face conflicts of interest, including significant conflicts created by the Advisor’s compensation arrangements with us and other investment programs advised by AR Global affiliates and conflicts in allocating time among these investment programs and us. These conflicts could result in unanticipated actions.

•	Because investment opportunities that are suitable for us may also be suitable for other investment programs advised by affiliates of AR Global, the Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and these conflicts may not be resolved in our favor.

•	We are obligated to pay fees which may be substantial to the Advisor and its affiliates.

•	We depend on tenants for our rental revenue and, accordingly, our rental revenue is dependent upon the success and economic viability of our tenants.

•	Increases in interest rates could increase the amount of our debt payments and limit our ability to pay dividends to our stockholders.

•	The Advisor may not be able to identify a sufficient number of property acquisitions satisfying our investment objectives on acceptable terms and prices, or at all.

•	We may be unable to continue to raise additional debt or equity financing on attractive terms, or at all, and there can be no assurance we will be able to fund the acquisitions contemplated by our investment objectives.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

•	We may be unable to repay, refinance, restructure or extend our indebtedness as it becomes due.

•	Adverse changes in exchange rates may reduce the value of our properties located outside of the United States (“U.S.”).

•	Provisions in our credit facility, may limit our ability to pay dividends to holders of our common stock and preferred stock.

•	We may be unable to pay or maintain cash dividends or distributions on our common stock and preferred stock, or increase dividends or distributions over time.

•	We may not generate cash flows sufficient to pay dividends to our stockholders or fund our operations, and, as such, we may be forced to borrow at unfavorable rates to pay dividends or distributions to our stockholders or fund our operations.

•	Any dividends that we pay on our common stock and preferred stock may exceed cash flow from operations, reducing the amount of capital available to invest in properties and other permitted investments.

•	We are subject to risks associated with our international investments, including risks associated with compliance with and changes in foreign laws, fluctuations in foreign currency exchange rates and inflation. Our ability to refinance or sell properties located in the United Kingdom and continental Europe may be impacted by the economic and political uncertainty caused by the Brexit Process.

•	We are subject to risks associated with any dislocations or liquidity disruptions that may exist or occur in the credit markets of the U.S. and Europe from time to time.

•	We may fail to continue to qualify, as a real estate investment trust for U.S. federal income tax purposes (“REIT”), which would result in higher taxes, may adversely affect operations and would reduce the trading price of our common stock and preferred stock and our cash available for dividends.

•	We may be exposed to risks due to a lack of tenant diversity, investment types and geographic diversity.

•	The revenue derived from, and the market value of, properties located in the United Kingdom and continental Europe may decline as a result of the U.K.’s discussions with respect to exiting the European Union (the “Brexit Process”).

•	We may be exposed to changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, and changes in conditions of U.S. or international lending, capital and financing markets, including as a result of the Brexit Process.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

Non-GAAP Measures

Reconciliation of FFO, Core FFO and AFFO

	Year Ended	Three Months Ended
	December 31, 2017	March 31, 2018
Net income attributable to stockholders (in accordance with GAAP)	$20,731	$2,361
Depreciation and amortization	113,048	29,496
Gains on dispositions of real estate investments	(1,089)	—
Proportionate share of adjustments for non-controlling interest to arrive at FFO	(78)	—
FFO (defined by NAREIT)	132,612	31,857

Acquisition and transaction fees	1,979	1,325
Fire loss (recovery)	45	(79)
Proportionate share of adjustments for non-controlling interest to arrive at Core FFO	(1)	—
Core FFO attributable to common stockholders	134,635	33,103
Non-cash equity-based compensation	(3,787)	(832)
Non-cash portion of interest expense	4,420	901
Amortization of above- and below-market leases and ground lease assets and liabilities, net	1,930	552
Straight-line rent	(10,537)	(1,503)
Unrealized losses on undesignated foreign currency advances and other hedge ineffectiveness	3,679	43
Eliminate unrealized losses on foreign currency transactions	10,182	2,550
Amortization of mortgage premium (discount), net and mezzanine discount	827	267
Deferred tax benefit	(693)	—
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	(4)	—
Adjusted funds from operations (AFFO) attributable to common stockholders	$140,652	$35,081

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

Reconciliation of Adjusted EBITDA/Net Operating Income

	Year Ended	Three Months
	December 31, 2017	Ended March 31, 2018
EBITDA:
Net income	$23,586	$4,812
Depreciation and amortization	113,048	29,496
Interest expense	48,450	12,975
Income tax expense	3,140	1,070
EBITDA	$188,224	$48,353

Adjusted EBITDA:
Equity based compensation	$(3,787)	$(832)
Acquisition and transaction related	1,979	1,325
(Gain) loss on disposition of real estate investments	(1,089)	—
Fire (recovery) loss	45	(79)
Losses on derivative instruments	8,304	2,935
Unrealized (gains) losses on undesignated foreign currency advances and other hedge ineffectiveness	3,679	43
Other income	(22)	(11)
Adjusted EBITDA	$197,333	$51,734

Net Operating Income (NOI):
Operating fees to related parties	$24,457	$6,831
General and administrative	8,648	2,051
NOI	$230,438	$60,616

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

Reconciliation of Interest Coverage Ratio

	Three Months Ended
	December 31, 2017	March 31, 2018
EBITDA:
Net income	$8,449	$4,812
Depreciation and amortization	28,558	29,496
Interest expense	12,806	12,975
Income tax expense	964	1,070
EBITDA	$50,777	$48,353

Adjusted EBITDA:
Equity based compensation	$(1,177)	$(832)
Acquisition and transaction related	(301)	1,325
Fire recovery	(150)	(79)
Losses on derivative instruments	1,719	2,935
Unrealized (gains) losses on undesignated foreign currency advances and other hedge ineffectiveness	(86)	43
Other income	(10)	(11)
Adjusted EBITDA	$50,772	$51,734

Interest expense	12,806	12,975
Non-cash portion of interest expense	(1,399)	(901)
Amortization of mortgage discount/premium	(262)	(267)
Cash Paid for Interest	$11,145	$11,807

Interest coverage ratio (1)	4.6x	4.4x

(1) Interest coverage ratio is calculated by dividing the Adjusted EBITA by the Cash Paid for Interest.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387

Reconciliation of Net debt to adjusted EBITDA (annualized)

	December 31, 2017	March 31, 2018
Net Debt
Mortgage notes payable, gross	$992,344	$1,046,615
Revolving credit facilities	298,909	342,023
Term loan, gross	233,165	239,864
Less: Cash and cash equivalents	102,425	106,733
Total net debt	$1,421,993	$1,521,769

Adjusted EBITDA (Three Months Ended December 31, 2017 and March 31, 2018)	$50,772	$51,734

Net debt to adjusted EBITDA (annualized) (1)	7.0x	7.4x

(1) Net debt to adjusted EBITA (annualized) is calculated by dividing Total net debt by adjusted EBITDA,which is multiplied by four to annualize adjusted EBITDA.

Value Base Underwriting and Offerings Management Ltd. | Discount Tower, 23 Yehuda Halevi, Tel Aviv 6513601 | Tel: 03-6223381| Fax: 03-6223387